EXHIBIT 10.1

December 22, 2008

Jim D. Deidiker
8122 Maple Ln.
Rogers, Arkansas  72756

Dear Jim,

On behalf of Calpine Corporation, I am pleased to extend an offer of regular, full-time employment to you for the exempt position of Senior Vice-President and Chief Accounting Officer for Calpine located in Houston, Texas.  Details of this offer are provided below:

Title:	Senior Vice-President and Chief Accounting Officer

Reporting to:	Zamir Rauf, Chief Financial Officer

Base Salary:	$ 13,076.92 paid bi-weekly (annualized at $340,000.00)

Annual Bonus Program:
You will be eligible to participate in the Calpine Incentive Plan (CIP), which provides for annual bonus based both on corporate financial results and individual performance. Your CIP target will be 60% of your pro-rated annual base wages and can be increased or decreased in accordance with the corporate financial results and your individual performance.

Sign-On Bonus:
You will be eligible to receive a sign-on bonus in the amount of $100,000.00. This payment will be made to you in the first or second payroll following your start date. This bonus is 100% refundable to Calpine should you voluntarily terminate your employment within twelve (12) months from your employment date.

Benefits Summary:	Calpine offers a competitive, comprehensive benefits package. Please refer to the 2008 Benefits Summary which is enclosed for more details.

Relocation:
You are eligible for Level 4 relocation assistance.  See the attached relocation summary for details on your relocation program.  Relocation assistance must be refunded in full to Calpine should you voluntarily terminate your employment within twelve (12) months from your employment date.

We are also recommending that you receive an equity grant associated with your becoming a Calpine employee. This initial equity grant is based on Calpine's stock price on the Compensation Committee approval date. The grant, if approved, will be 50,000 stock options. The grant would vest within 3 years from the grant date and would expire after 10 years or when you leave the company, whichever comes first. You will be advised of the decision on the grant as soon as is administratively possible following the Compensation Committee meeting of the Board of Directors. You will be eligible to participate in future equity grants beginning in 2010.

Jim Deidiker
12/22/2008

This offer does not constitute a binding contract of employment. Calpine's employment arrangements may be terminated by either party, at will. Also, in order to be in compliance with the Federal Immigration Law, this offer is contingent upon your providing verification of your eligibility to work in the United States.

This offer is contingent upon satisfactory completion of Calpine’s Pre-Employment Background Check.

Please sign both copies of the letter, retain one for your files and return one to Human Resources in the attached self-addressed stamped envelope. Please contact Kathy Staudt at 713-570-4888 with any questions.

Jim, we are confident we can provide you with challenging and rewarding employment, and look forward to your joining our team of professionals.

Very truly yours,

CALPINE CORPORATION

/s/ Laura D. Guthrie

Laura D. Guthrie
Senior Vice President, Human Resources

Enclosures

/s/ Jim D. Deidiker	December 30, 2008
Jim D. Deidiker	Date